Exhibit 3.32

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KW SUNRISE CARLSBAD, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

i

6.9	Allocation of Excess Nonrecourse Liabilities	16
6.10	Form of Distribution	16
6.11	Amounts Withheld	16

ARTICLE VII TRANSFERS OF INTERESTS AND OTHER RESTRICTIONS		17

7.1	General Restrictions on Transfers	17
7.2	Permitted Transfers	17
7.3	Further Restrictions on Transfers	17
7.4	Status of Transferee or Transferor as Member or Assignee	18
7.5	Other Activities of Members, Managers, Officers	18
7.6	Enforcement	18

ARTICLE VIII ACCOUNTING, RECORDS, AND REPORTING		18

8.1	Books and Records	18
8.2	Reports	19
8.3	Accounts; Invested Funds	19
8.4	Tax Elections	19
8.5	Tax Matters Partner	19

ARTICLE IX DISSOLUTION AND WINDING UP		20

9.1	Dissolution	20
9.2	Agreement to Remain in Effect	20
9.3	Winding Up	20
9.4	No Liability	20
9.5	Limitations on Payments Made in Dissolution	21
9.6	Certificate of Cancellation	21

ARTICLE X LIMITATION OF LIABILITY; INDEMNIFICATION		21

10.1	Limitation of Liability	21
10.2	Indemnification	21
10.3	Expenses	21
10.4	Indemnification of Employees and Agents	22
10.5	Contract Right; Nonexclusive	22
10.6	Insurance	22

ARTICLE XI MISCELLANEOUS		22

11.1	Entire Agreement	22
11.2	Counterparts	22
11.3	Further Assurances; Power of Attorney	22
11.4	Notices	23
11.5	Amendments; Waivers; Remedies	23
11.6	Construction of Certain Terms and References; Captions	24
11.7	Arms’-length Bargaining; No Presumption Against Drafter	24

ii

11.8	No Assignment or Delegation	24
11.9	Transaction Expenses	24
11.10	Offset Privilege	25
11.11	Choice of Law and Forum; Service of Process; Waiver of Jury Trial	25
11.12	Litigation Costs	25
11.13	Arbitration	25
11.14	Waiver of Partition	26

iii

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KW SUNRISE CARLSBAD, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

This First Amended and Restated Limited Liability Company Agreement of KW Sunrise Carlsbad, LLC, a Delaware limited liability company (“Company”), is made as of September 30, 2010 by and among the Persons identified on Schedule A, with reference to the following facts:

WHEREAS, the Company was formed pursuant to the (a) Certificate of Formation and (b) Limited Liability Company Agreement of the Company, dated as of September 30, 2010 (the “Initial Agreement”), by Sunrise Associates, a California general partnership (“Sunrise GP”), as the sole member;

WHEREAS, pursuant to an Assignment and Assumption of Membership Interest, dated as of September 30, 2010, between Sunrise GP and the Company, Sunrise GP transferred, assigned and conveyed, and the Company assumed, all of Sunrise GP’s right, title and interest in and to, free and clear of all liens and encumbrances, Sunrise GP’s 100% limited liability company interest in Sunrise Property Associates, LLC, a Delaware limited liability company (“SPA LLC”), and the Company was admitted as the sole member of SPA LLC and Sunrise GP ceased to be a member of SPA LLC;

WHEREAS, pursuant to the dissolution of Sunrise GP, Sunrise GP ceased to be a member of the Company and each of Sunrise GP’s general partners, Thomas Armstrong (“Armstrong”), Mark Green (“Green”), Kovacevich (as defined herein) and Janet Reid (“Reid”), were admitted as members of the Company;

WHEREAS, pursuant to the Contribution Agreement by and among K-W Properties (as defined herein), the Company, Armstrong, Green, Kovacevich and Reid and the Redemption Agreement by and among the Company, Armstrong, Green and Reid (“Redemption Agreement”), each dated as of September 30, 2010, (i) K-W Properties was admitted a member of the Company, and (ii) each of Armstrong, Green and Reid ceased to be a member of the Company; and

WHEREAS, the parties hereto desire to enter into this Agreement to reflect the admission of K-W Properties and to amend and restate the Initial Agreement in its entirety as hereinafter set forth.

The parties agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms have the meanings set forth or referenced below:

1.1 “Accounting Method” means the method of accounting used by Company for federal income tax purposes, consistently applied.

1.2 “Act” means the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et seq.

1.3 “Adjusted Capital Account” of a Member means the Capital Account of that Member, increased by any amount that such Member is expressly obligated to restore pursuant to an agreement with Company or is deemed to be obligated to restore pursuant to Treasury Regulations § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of Treasury Regulations § 1.7042(g)(1) or 1.704-2(0(5), and reduced by the items described in Treasury Regulations § 1.704- 1(b)(2)(ii)(d)(4), (5), or (6).

1.4 “Affiliate” of another Person means a Person directly or indirectly (through one or more intermediaries) Controlling, Controlled by, or under common Control with that other Person.

1.5 “Agreement” means this First Amended and Restated Limited Liability Company Agreement of Company.

1.6 “Assignee” means a transferee of an Interest, insofar as not admitted as a Member with respect thereto.

1.7 “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Los Angeles, California are not open for business.

1.8 “Capital Account” of a Member means the capital account of that Member determined from Company’s inception in accordance with Treasury Regulations § 1.704- 1(b)(2)(iy) and this Section 1.8. The Capital Accounts shall be adjusted by Manager upon an event described in Treasury Regulations § 1.704-1(b)(2)(iv)W(5) in the manner described in Treasury Regulations §§ 1.704-1(b)(2)(iv)(1) and (g), if Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in Company, and at such other times as Manager may determine is appropriate to reflect the economic arrangement among the parties.

1.9 “Certificate of Formation” means the Certificate of Formation of Company filed under the Act with the Delaware Secretary of State.

1.10 “Code” means the Internal Revenue Code of 1986.

1.11 “Company” is defined in the preamble.

1.12 “Company Minimum Gain” with respect to any Fiscal Year means the “partnership minimum gain” of Company with respect to such Fiscal Year, as defined in Treasury Regulations § 1.704-2(b)(2) and determined in accordance with Treasury Regulations § 1.704-2(d).

1.13 “Contribution” of a Member means the amount of money and the gross Fair Market Value on the date contributed of property as determined by Manager (net of any liability assumed by Company or to which the property is subject), contributed to the capital of Company by such Member, or services rendered by such Member to or for the benefit of Company.

1.14 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

1.15 “Covered Person” is defined in Section 10.1.

1.16 “Distributable Cash” at any time means that portion of the cash then on hand or in accounts of Company at a bank or other financial institution that Manager determines is available for Distribution at such time, taking into account (a) the amount of cash required to pay all current expenses, liabilities, and obligations of Company (whether for expense items, capital expenditures, improvements, retirement of indebtedness, or otherwise) and (b) the amount of cash reserves that Manager deems desirable to pay future expenses, liabilities, obligations, capital expenditures, improvements, retirements of indebtedness, operations, and contingencies, known or unknown, liquidated or unliquidated, including liabilities that may be incurred in litigation and liabilities undertaken pursuant to the indemnification provisions of this Agreement.

1.17 “Distribution” means the transfer of money or property by Company to one or more Members with respect to their respective Interests, without separate consideration.

1.18 “Fair Market Value” of property means the amount that would be paid for such property in cash at the closing by a hypothetical willing buyer to a hypothetical willing seller, each having knowledge of all relevant facts and neither being under a compulsion to buy or sell.

1.19 “Fiscal Year” means Company’s taxable year, which shall be the calendar year or such other taxable year as may be selected by Manager in accordance with applicable law.

1.20 “Interest” means (a) a Member’s overall interest as a Member of Company or any class, if applicable, including the Member’s interest in Profit, Loss, special allocations, Distributable Cash or other Distributions, rights to vote or participate in the management of Company, and rights to information concerning the business and affairs of Company or (b) any part thereof Transferred in accordance herewith.

1.21 “Interest Rate” means the lesser of (a) fifteen percent (15%) per annum or (b) the highest nonusurious rate that would be permitted by applicable law.

1.22 “Kovacevich” means Martin Kovacevich, as trustee of the Kovacevich Separate Trust, or any permitted successor-in-interest to its entire Interest.

1.23 “K-W Properties” means K-W Properties, a California corporation, or any permitted successor-in-interest to its entire Interest.

1.24 “Liquidation Value” means the amount a Person would receive with respect to such Interest if Company sold all of its assets for cash equal to their Fair Market Value on such date, paid all of its liabilities from such cash on such date, and Company liquidated on such date, distributing the remaining cash, if any, to the Members pursuant to the terms of this Agreement.

1.25 “Majority Consent” means the affirmative vote or written consent of Members owning more than 50% of the Percentages owned by the Members.

1.26 “Manager” means each Person designated as such pursuant to Section 5.2, until such Person ceases to be a Manager pursuant to this Agreement or a non-waivable provision of the Act. Each Manager is a “manager,” as meant in the Act.

1.27 “Member” means a Person admitted to Company as a Member pursuant to the provisions of this Agreement, in each case until such Person ceases to be a Member pursuant to this Agreement or a non-waivable provision of the Act. Each Member is a “member,” as meant in the Act.

1.28 “Member Minimum Gain” with respect to a Fiscal Year means the “partner nonrecourse debt minimum gain” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(i)(2) and determined in accordance with Treasury Regulations §1.704-2(i)(3).

1.29 “Member Nonrecourse Deduction” with respect to a Fiscal Year means the “partner nonrecourse deductions” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(i)(1) and determined in accordance with Treasury Regulations § 1.704-2(i)(2).

1.30 “Nonrecourse Deductions” with respect to a Fiscal Year means the “nonrecourse deductions” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(b)(1) and determined in accordance with Treasury Regulations § 1.704-2(c).

1.31 “Officer” means any natural person designated as such pursuant to Section 5.5.

1.32 “Percentage” means the percentage set forth on Schedule A with respect to a Member, as the same may be adjusted pursuant to this Agreement, or, with respect to an Assignee, the Assignee’s share in Profits, Losses, allocations of income, gain, loss, deduction, or credits, and Distributions.

1.33 “Person” means any natural person or entity, association, company, corporation, joint stock company, joint venture, limited liability company, organization, partnership (including a general partnership, limited partnership, or limited liability partnership), trust, real estate investment trust, government (including any agency, department, bureau, board, division, or instrumentality thereof), nation, state, or liquidator, receiver, or trustee.

1.34 “Profit” and “Loss” mean, with respect to a Fiscal Year, the taxable income and taxable loss, as the case may be, of Company with respect to such Fiscal Year, as determined by Manager in accordance with federal income tax principles, including items required to be separately stated, taking into account income that is exempt from federal income taxation, items that are neither deductible nor chargeable to a capital account and rules governing depreciation and amortization, except that, in computing taxable income or taxable loss, the tax “book” value of an asset will be substituted for its adjusted tax basis, if the two differ, and any gain, income, deduction, or loss specially allocated under Section 6.4 shall be excluded from the computation. Any adjustment pursuant to Treasury Regulations §§ 1.704-1(b)(2)(iv)W and (g) shall be treated as Profit or Loss from the sale of property. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) or (4) as a result of a distribution to a Member in complete liquidation of his Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment reduces such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentages, if Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, and to the Member to whom such distribution was made if Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

1.35 “Property” is defined in Section 2.4.

1.36 “Securities Act” means the Securities Act of 1933. 1.37 “SPA LLC” is defined in the recitals.

1.37 “Sunrise GP” is defined in the recitals.

1.38 “Tax Matters Partner” means the Person as such designated pursuant to Section 8.5(a).

1.39 “Transfer” means an assignment, sale, transfer, pledge, hypothecation, or other disposition or creation of a security interest, whether direct or indirect; voluntary, involuntary, or by operation of law; for value or not for value, including any transfer by gift, devise, or intestate succession; upon the termination of a trust; as a result of or in connection with any property settlement or judgment incident to a divorce, dissolution of marriage, or separation; or by decree of distribution or other court order.

1.40 “Treasury Regulations” means the regulations promulgated by the United States Treasury Department pertaining to the United States federal income tax.

1.41 “Unpaid Preferred Return” of a Member at a particular time means the excess, if any, of (a) an amount equal to 15% per annum, compounded annually, on that Member’s aggregate amount of Unreturned Contributions as of that time, over (b) the amount of Distributions theretofore made to that Member pursuant to Section 6.6(a)(ii), applying those conventions and otherwise computed as reasonably determined by the Manager.

1.42 “Unreturned Contributions” of a Member at any time means the excess, if any, of (a) the aggregate amount of Contributions in money or property by such Member through such time, over (b) the aggregate amount Distributed to such Member pursuant to Section 6.6(a)(i) through such time.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Name. The name of Company shall be KW Sunrise Carlsbad, LLC,” or upon compliance with applicable law, such other name as Manager may determine. The business of Company shall be conducted under such name.

2.2 Term. Company’s existence commenced upon the filing of its Certificate of Formation with the Delaware Secretary of State on September 20, 2010 and shall continue until such time as Company is dissolved and wound up pursuant to Article IX.

2.3 Office. The principal office of Company shall be located at 9701 Wilshire Blvd Suite 700, Beverly Hills, CA 90212, or at such other place as Manager may determine from time to time. Company shall also have such additional offices as Manager may determine from time to time.

2.4 Purpose of Company. Company’s purpose is to engage in any lawful business activity in which a limited liability company formed under the Act may engage; however, its primary purposes shall be to act as the sole member of SPA, LLC, whose limited purpose is to own an undivided interest, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with those certain parcels of real property, together with all improvements located thereon, at 2382 Faraday Avenue and 2386 Farady Avenue, Carlsbad, California, commonly known as One Carlsbad Research Center (“Property”).

2.5 Intent. The Members intend that Company shall be treated as a “partnership” for federal income tax purposes and that Company not be operated or treated as a “partnership” for purposes of Section 303 of the United States Bankruptcy Code. No Member or Manager shall take any action inconsistent with either such express intent without Majority Consent.

2.6 Agent for Process. The name of Company’s registered agent for service of process and the business address of Company’s registered office in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 or such other Person with such other address as the Manager may appoint from time to time.

2.7 Qualification. Company shall qualify to do business in each jurisdiction where Manager determines that such qualification is required.

ARTICLE III

CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1 Contributions.

(a) Each Member has contributed to Company the Contribution specified opposite such Member’s name on Schedule A.

(b) If Manager determines that Company needs additional equity capital, Company shall give each Member at least 10 days notice of the amount of and reasons for the additional funds, the additional amount to be contributed by each Member (which shall equal the Member’s Percentage of the additional funds being called), and the date by which the additional Contributions must be made (a “Call”).

(c) Except as set forth in this Section 3.1 or pursuant to Section 3.2, no Member shall be required to make any Contribution or loan to Company. Except as provided in this Section 3.1 or pursuant to Section 3.2, no Member may make a Contribution or loan to Company, without Manager’s consent, which Manager shall not give, unless, concurrently, all Members are afforded the opportunity, on the same terms, to make Contributions or loans, as the case may be, in amounts proportionate to their respective Percentages.

3.2 Default by a Member. If a Member fails to timely make any required Contribution (a “Defaulting Member”), in Manager’s sole discretion, Company may take any of the actions set forth in Sections 3.2 (a) through (c):

(a) Company may request the non-Defaulting Members to voluntarily pay to Company amounts, in proportion to their respective Percentages, totaling up to the amount of such defaulted Contribution (the “Defaulted Amount”). Company’s request (an “Overcall”) shall state whether such payments (“Overcall Payments”) will be treated as loans pursuant to Section 3.2(a)(i) or additional Contributions pursuant to Section 3.2(a)(ii). If fewer than all non-Defaulting Members wish to make Overcall Payments, Company may request the non-Defaulting Members wishing to make Overcall Payments to increase the amounts thereof, in proportion to the respective Percentages of the non-Defaulting Members wishing to so increase their Overcall Payments, as necessary for the Overcall Payments to total the Defaulted Amount or in such proportions as they otherwise agree;

(i) If Manager so determines, the Overcall Payments shall be treated as demand loans by the non-Defaulting Members to the Defaulting Member, bearing interest at the Interest Rate, and a Contribution by the Defaulting Member of the Defaulted Amount. Until the Overcall Payments shall be fully repaid (with interest), any amount otherwise Distributable by Company to the Defaulting Member shall be paid instead to the non-Defaulting Members that shall have made the Overcall Payments, pro rata in respect of the outstanding balances thereof;

(ii) If Manager so determines, the Overcall Payments shall be treated as Contributions by the non-Defaulting Members making them, in which case, the Defaulting Member’s Percentage shall be reduced pro rata and the Percentage of the non-Defaulting Members making them shall be adjusted to reflect the new relative proportions thereof.

(b) Unless the Defaulted Amount is fully funded by an Overcall, Company may treat amounts paid by the non-Defaulting Members with respect to the Call as loans to Company, bearing interest at the Interest Rate and maturing in one year. Company may not make any Distribution until such loans are repaid in full (with interest); or

(c) Company may (i) extend the Defaulting Member’s time for payment, with interest at the Interest Rate, of the Call or (ii) waive the Defaulting Member’s payment, in whole or part, of the Call, in which case the Members’ respective Percentages shall be adjusted in proportion to their respective Capital Accounts.

(d) In each case, the Defaulting Member shall be liable for any costs incurred by Company or any non-Defaulting Member in enforcing its or his rights pursuant to this Section 3.2. Each Defaulting Member hereby grants a security interest in such Defaulting Member’s Interest, to secure the Defaulting Member’s obligations pursuant to this Section 3.2, and authorizes Manager to file UCC financing statements on behalf of Company or Defaulting Members with respect thereto.

3.3 Capital Accounts. Company shall establish and maintain a separate Capital Account for each Member.

3.4 No Interest. No Member shall be entitled to receive interest on the Member’s Contribution or Capital Account.

3.5 Certificates of Interest. In Manager’s sole discretion, Company may issue certificates representing outstanding Interests, in such form and bearing such legends as Manager may determine.

ARTICLE IV

MEMBERS

4.1 Members. Each Member’s name, address, telecopier number, Contribution, and Percentage is set forth on Schedule A. Company shall amend Schedule A from time to time to reflect any change of which Company becomes aware in any of the foregoing.

4.2 Resignations. No Member may resign from Company prior to its dissolution and winding up except with Manager’s prior written consent, which may be withheld, delayed, or conditioned in Manager’s sole discretion. A Member that purports to resign in contravention of this Agreement shall not be entitled to any Distribution or other amount referred to in Section 18604 of the Act as a result of such purported resignation and shall be liable to Company and the other Members for any damages suffered by them as a result of such purported resignation.

4.3 Action by Members.

(a) Except as otherwise specifically provided herein, no Member, in such capacity, shall (i) manage or participate in managing Company, (ii) transact any business on behalf of Company, or (iii) have any power or authority to bind Company.

(b) Members shall not be required to hold Meetings, except as provided in this Section 4.3(b). Meetings of Members may be called by Manager and shall be called by Manager at the written request by Majority Consent, setting forth a proposal upon which Members are entitled to vote. Members may participate in any meeting through the use of conference telephones or similar communications equipment, by means of which all Persons participating can hear one another. A Member so participating is deemed present in person at the meeting. Other than matters incidental to the conduct of the meeting, only those proposals identified in the meeting notice may be considered at the meeting, and, except as otherwise provided herein, Majority Consent shall be required to adopt any such proposal.

(c) Manager shall give Members at least two Business Days’ prior written notice of the meeting, stating the place, date, conference call-in number, and time of the meeting; each proposal to be considered at the meeting; and, if applicable, the name of the Member requesting the call of the meeting. Notice of a meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy, whether before, at, or after the meeting. All such waivers shall be filed with Company’s minutes of the meeting. A Member’s attendance at the meeting, whether in person or by proxy, without protesting the lack of proper notice before the business of the meeting has begun, shall constitute a waiver of notice by such Member.

(d) Members owning in total not less than the Percentage necessary to take action by vote at a meeting may take such action, without prior notice or a vote, by signed written consent or consents setting forth the action being taken, delivered to Manager within 60 days after the date of the earliest signature.

(e) Company shall keep the minutes of each meeting, file such minutes and each written consent with Company’s records and promptly notify all Members of action taken by written consent of fewer than all Members.

ARTICLE V

MANAGEMENT

5.1 Management by Manager.

(a) Except as otherwise expressly provided in this Agreement or as expressly required by a non-waivable provision of the Act, the management of Company shall be vested exclusively in one Manager, who shall have exclusive authority to bind Company. No Person dealing with Company shall have any obligation to inquire into the power or authority of Manager to act on behalf of Company.

(b) Without limiting the generality of the foregoing, Manager, acting alone and without obtaining any approval from the Members except only as required in Section 5.3 or the Act, shall have the exclusive power and authority to cause the Company:

(i) to do any act in the conduct of its business and to exercise all powers granted to a limited liability company under the Act, whether in the state of California or in any other state, territory, district or possession of the United States or any foreign country, that may be necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(ii) to own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any asset as may be necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(iii) to enter into, perform and carry out any contracts, leases, instruments, commitments, agreements or other documents of any kind, including, without limitation, contracts with any Member or Manager, any Affiliate thereof or any agent of the

Company, necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(iv) to sue and be sued, complain and defend and participate in administrative or other proceedings, in its own name;

(v) to appoint officers, employees and agents of the Company, define their duties and fix their compensation, if any, and to select attorneys, accountants, consultants and other advisors of the Company;

(vi) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(vii) to borrow money from any Person, and issue evidences of indebtedness and to secure the same by mortgages, deeds of trust, security agreements, pledges, collateral assignments or other liens on the assets of the Company;

(viii) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any loan agreement, commitment, deed of trust, mortgage, security agreement or other loan document in respect of any assets of the Company;

(ix) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(x) to make, execute, acknowledge, endorse and file any and all agreements, documents, instruments, checks, drafts or other evidences of indebtedness necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(xi) to open one or more bank accounts in the name of the Company at such bank or banks, and having such restrictions, as in each case the Managers shall determine;

(xii) to issue Interests in accordance with the terms of this Agreement;

(xiii) to cease the Company’s activities and dissolve and wind up its affairs upon its duly authorized dissolution; and

(xiv) to cause any special purpose subsidiary limited liability company wholly owned by the Company to do any of the foregoing, including to cause SPA LLC to do any of the foregoing.

(c) Without limiting the generality of the foregoing, the Company, the Manager or any Officer on behalf of the Company, are authorized to enter into, execute, deliver and perform the Redemption Agreement and to cause SPA LLC to enter into, execute, deliver and perform the Loan Modification Agreement, dated as of the date hereof, by and among SPA LLC, KW Fund 1-Carlsbad 1, L.P. and Helios AMC, LLC), and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Manager or any Officer to enter into other agreements on behalf of the Company.

(d) Manager shall perform its duties lawfully, in good faith, and in Company’s best interest and devote such time and effort as it deems appropriate to so perform its duties. The Members acknowledge that Manager has significant other business commitments that require a substantial portion of Manager’s time and attention. No Manager or Officer shall have any fiduciary or other duty to the Company, the Members or any other stakeholder in the Company. Manager shall not be subject to the corporate opportunity doctrine as applied from time to time under Delaware law; and provided further that no Manager shall be personally liable to the Company or the Members for monetary damages for breach of fiduciary duty.

5.2 Designation, Resignation, and Removal of Manager.

(a) K-W Properties is initially designated as Manager. If the Person designated as Manager resigns as Manager pursuant to Section 5.2(b), or is removed pursuant to Section 5.2(c), the vacancy shall be filled by Majority Consent. Company shall promptly notify all Members of such designation.

(b) Manager may resign upon 10 days prior written notice to the Members. Resignation as Manager shall not affect Manager’s Interest, if any, as a Member.

(c) Manager may be removed upon notice by Majority Consent at any time, without cause; provided, however, that such removal shall not impair any rights of Manager (other than in Manager’s capacity as such) under any employment agreement with Company. If such Person is a Member, its status as such shall be unaffected by any removal.

5.3 Limitations on Powers of Manager. Notwithstanding anything herein to the contrary, without Majority Consent, no Manager may cause or permit Company to or on Company’s behalf:

(a) amend, restate, or revoke the Certificate of Formation or, except as expressly provided in 4.1, or 11.5(b), amend this Agreement;

(b) merge or consolidate with or into another Person, convert to another form of entity, or transfer to or domesticate or continue in another jurisdiction if the Persons who are Members immediately prior to the transaction do not Control the surviving entity;

(c) dissolve and wind up the affairs of Company;

(d) sell, assign, exchange, lease, mortgage, pledge or otherwise transfer or encumber all or substantially all of the assets of Company; or

(e) take any action respecting which any other provision of this Agreement requires the Members’ consent.

5.4 Compensation.

(a) Manager shall receive no compensation from Company for services as Manager, but Company shall reimburse Manager for all reasonable out-of-pocket costs and expenses that Manager incurs in such capacity.

5.5 Officers.

(a) Manager may appoint such Officers, fix their compensation, and delegate to and withdraw from any of them such powers and duties with respect to the Company’s business and Company’s affairs as Manager may determine from time to time. Each Officer shall serve at the pleasure of Manager and perform his/her duties lawfully, in good faith, and in Company’s best interest. An individual may hold any number of offices. No vacancy in any office, however occurring, shall constitute a breach of this Agreement or impair Company’s authority to act in any manner or with respect to any matter.

(b) Manager initially appoints the following Officers, the authority and responsibilities normally accorded a Person holding such office of a Delaware corporation, or as otherwise determined by Manager from time to time, but subject, in any case, to Manager’s direction and control (subject to change by Manager as set forth in the first sentence of Section 5.5(a)): (i) A President, who initially shall be Barry Schlesinger, and (ii) three Vice Presidents, who initially shall be William J. McMorrow, Freeman A. Lyle and John C. Prabhu.

ARTICLE VI

ALLOCATIONS OF PROFIT, LOSS AND DISTRIBUTIONS

6.1 No Priorities of Members. No Withdrawals of Capital. Except as otherwise specified in this Agreement, no Member shall have a priority over any other Member as to any allocation of Profit, Loss, special allocation, or Distribution from profits or in return of capital. No Member shall have any right to withdraw any Contribution, in whole or part, except as a result of the dissolution and winding up of Company, and, in such case, no Member shall have the right to demand or receive property other than cash. No Member, by reason of his Interest, has any right to, interest in, or claim against any specific Company property.

6.2 Allocation of Profit and Loss. Profit or Loss for each Fiscal Year shall be allocated to the Members in such a manner that, at the end of such Fiscal Year, the Capital Account of each Member shall, to the extent possible, equal the amount which would have been distributed to such Member pursuant to a hypothetical liquidation. For this purpose, a hypothetical liquidation means that all assets of the Company are disposed of in a taxable disposition for the “book” value of such assets (but in the case of assets subject to the rules governing minimum gain chargeback or Member Minimum Gain chargeback, such provisions would apply), the debts of the Company are paid, and the remaining amounts are distributed to the Members pursuant to Section 9.3. If for any Fiscal Year, such an allocation of Profit or Loss does not permit the Capital Accounts of Members to be made to equal the amount which would have been distributed to Members pursuant to a hypothetical liquidation, then instead of allocating Profit or Loss, a pro rata share of individual items of gross income, gain, loss or deduction (which were the components of Profit or Loss) shall be allocated among the Members in such a manner that, at the end of such Fiscal Year, the Capital Account of each Member shall, to the extent possible, equal the amount which would have been distributed to such Member pursuant to a hypothetical liquidation.

6.3 [Intentionally omitted]

6.4 Special Allocations.

(a) If there is a net decrease in Company Minimum Gain during any Fiscal Year, the minimum gain chargeback provisions described in Treasury Regulations § 1.704-2(f) and (g) shall apply.

(b) If there is a net decrease in Member Minimum Gain during any Fiscal Year, the partner minimum gain chargeback provisions described in Treasury Regulations § 1.704-2(i) shall apply.

(c) If a Member unexpectedly receives an adjustment, allocation, or Distribution described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which adjustment, allocation, or distribution creates or increases a deficit balance in that Member’s [Adjusted] Capital Account, the “qualified income offset” provisions described in Treasury Regulations § 1.704-1(b)(2)(ii)(d) shall apply.

(d) Nonrecourse Deductions shall be allocated to the Members in proportion to their respective Percentages.

(e) Member Nonrecourse Deductions shall be allocated to the Members as required by Treasury Regulations § 1.704-2(i)(1).

(f) The special allocations in this Section 6.4 are intended to comply with certain requirements of the Treasury Regulations and shall be interpreted consistently therewith. The Members intend that any special allocation pursuant to this Section 6.4 shall be offset with other special allocations pursuant to this Section 6.4. Accordingly, special allocations of income, gain, loss, or deduction shall be made in such manner that, in the reasonable determination of Manager, taking into account likely future allocations under this Section 6.4, after such allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account it would have been were this Section 6.4 not part of this Agreement.

6.5 Tax Allocation Matters.

(a) Each Member’s allocable share of Company taxable income or loss, depreciation, depletion, amortization, or gain or loss with respect to any contributed property, or with respect to Company property that is revalued pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g) or Section 1.8, shall be determined in the manner (and as to revaluations, in the same manner as) provided in Section 704(c) of the Code. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing (or deemed to be contributing) it and the Fair Market Value of the property at the time of its contribution or revaluation, as the case may be, as determined by the Manager. Company shall apply Section 704(c)(1)(A) by using any method chosen by the Manager which is permissible by applicable law.

(b) MEMBER RECOURSE DEDUCTIONS. Member Recourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their respective economic risks of losses under Treasury Regulations § 1.752-2 with respect to each underlying Company liability. To the extent that a Member is allocated a deduction pursuant to this Section 6.5(b) in a Fiscal Year, such Member shall be allocated Company income and gain (other than amounts required to be specially allocated pursuant to other provisions hereof) in the next Fiscal Year (and, if necessary, for subsequent Fiscal Years) until such allocation is reversed. “Member Recourse Deduction” with respect to a Fiscal Year means a Company loss or deduction with respect to such Fiscal Year that (i) is attributable (under Code Section 704(b) and the Treasury Regulations thereunder) to a Company liability that is recourse for purposes of Treasury Regulations § 1.1001-2, and (ii) a Member or a related person (within the meaning of Treasury Regulations § 1.752-4(b)) to a Member bears all or a portion of the economic risk of loss under Treasury Regulations § 1.752-2 with respect to such Company liability.

(c) If Company has taxable income in any Fiscal Year that is characterized as ordinary income under the recapture provisions of the Cod; each Member’s distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member’s share of prior cumulative depreciation deductions with respect to the assets giving rise to the recapture income.

(d) If Company is required to recognize any interest income pursuant to Section 483 or Sections 1271 through 1288 of the Code in connection with any Member’s obligation to make a Contribution, such interest income shall be specially allocated to such Member, and the amount of such interest income shall be excluded from the Contributions credited to such Member’s Capital Account in connection with the payment of such obligation.

(e) INTENT OF ALLOCATIONS. The Members intend that the allocation provisions of this Agreement will produce a final Capital Account balance immediately prior to liquidating Distributions (after giving effect to all contributions, allocations, Distributions (other than in winding up) and other Capital Account adjustments for all Fiscal Years, including the Fiscal Year in which the winding up occurs) for each Member that will equal the amount such Member will receive upon the dissolution and winding up of Company. If such allocations would fail to produce such final Capital Account balances, Manager may, in its sole discretion, require Profit, Loss, special allocations, or items thereof to be allocated among the Members so as, in the determination of Manager, to achieve such result to the extent possible.

(f) All items of Company income, gain, loss, deduction, and credit shall be allocated among the Members for federal income tax purposes in a manner consistent with the allocation of the corresponding items under this Article VI.

6.6 Distributions.

(a) Company shall make Distributions in cash to the extent there is Distributable Cash, or in property, at such times and in such amounts as the Manager may determine. Prior to the dissolution of Company, any amount that is distributed under this Section 6.6(a) shall be distributed to the Members in the following order of priority:

(i) First, to the Members in accordance with and to the extent of their respective Unreturned Contributions;

(ii) Second, to the Members in accordance with and to the extent of their respective Unpaid Preferred Returns; and

(iii) Any remaining Distributions shall be distributed to the Members as follows: (i) 85% to K-W Properties, and (ii) 15% to Kovacevich.

(b) Notwithstanding anything herein to the contrary, Company shall make no Distribution to a Member in violation of the Act.

(c) DISTRIBUTIONS OF NONRECOURSE LIABILITIES. To the extent permitted by Treasury Regulation § 1.704-2(h)(3), the Manager shall endeavor to treat Distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Debt or a Member Nonrecourse Debt, only to the extent that such Distribution would cause or increase a deficit balance in a Member’s Adjusted Capital Account. “Member Nonrecourse Debt” means the “partner nonrecourse liability” or “partner nonrecourse debt” of Company as defined in Treasury Regulations § 1.704-2(b)(4).

6.7 Additional Allocation Rules.

(a) If there is a change in any Member’s Percentage for any reason during any Fiscal Year, each item of income, gain, loss, deduction, or credit for that Fiscal Year shall be assigned in equal amounts to each day in that Fiscal Year, in the case of items allocated based on Percentages, and the amount of each item so assigned to any such day shall be allocated to the Member whose Percentage changed, based upon such Member’s Percentage at the close of that day. Notwithstanding the foregoing, the net amount of gain or loss realized by Company in connection with any sale or other disposition of property other than in the ordinary course of business shall be allocated solely to Members having a Percentage on the date of such sale or other disposition.

(b) If any Interest is Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Percentage and Capital Account of the transferor to the extent they are attributable to the Interest so Transferred.

6.8 Order of Application. To the extent that any allocation, Distribution, or adjustment specified in this Agreement affects the results of any other allocation, Distribution or adjustment required herein, the allocations, Distributions and adjustments specified in the following Sections shall be made in the priority listed and in the order set forth therein:

(a) Section 6.6;

(b) Section 6.4;

(c) Section 6.2; and

(d) Section 9.3.

To the extent possible, these Sections shall be applied as if all Distributions and allocations were made at the end of Company’s Fiscal Year. Where any Section depends on the Capital Account of any Member, that Capital Account shall be determined after giving effect to all preceding Sections for the Fiscal Year.

6.9 Allocation of Excess Nonrecourse Liabilities. “Excess nonrecourse liabilities” of Company as used in Treasury Regulations § 1.752-3(a)(3) shall first be allocated among the Members pursuant to the “additional method” described in such section and then in accordance with the Members’ respective Percentages.

6.10 Form of Distribution.

(a) No Member has the right to demand or receive any Distribution from Company in any form other than cash. Except with respect to a Distribution of an asset in kind to all of the Members in proportion to the respective amounts they would have received upon Distribution of cash equal to the Fair Market Value of the asset being distributed, no Member may be compelled to accept a Distribution, whether interim or on dissolution and winding up, of any asset in kind. No Member may be compelled to assume any liability of Company in connection with a Distribution.

(b) Manager shall determine the Fair Market Value of any asset to be distributed in kind (whether as an interim Distribution or on dissolution and winding up) and the Profit, Loss, and special allocations that would have resulted if that asset had been sold for that value, which amounts shall be allocated pursuant to this Article VI, and the Members’ Capital Accounts shall be adjusted to reflect those allocations. The Capital Account of each Member receiving the in-kind Distribution shall be charged with the Fair Market Value of such property as determined by Manager (taking into account any liability secured by the asset that the Member assumes or takes subject to).

6.11 Amounts Withheld. Any amounts withheld from a Member’s Distribution pursuant to any federal, state, local, or foreign tax law shall be treated as distributed to such Member pursuant to Section 6.6 or 9.3. Any other amount that Manager determines is required to be paid by Company to a taxing authority with respect to a Member pursuant to any federal, state, local, or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member shall be treated as a loan from Company to such Member. If such loan is not repaid within 30 days from the date Manager notifies such Member of such withholding, the loan shall bear interest at the Interest Rate from the date of the applicable notice to the date of repayment. In addition to all other remedies Company may have, Company may withhold Distributions that would otherwise be payable to such Member and apply such amount toward repayment of the loan (and interest). Each Member shall fully cooperate with the efforts of Company to determine and comply with its withholding and reporting obligations and agrees to provide Company with such information as Manager may reasonably request in connection therewith.

ARTICLE VII

TRANSFERS OF INTERESTS AND OTHER RESTRICTIONS

7.1 General Restrictions on Transfers. Except as otherwise expressly provided in this Article VII, no Person may Transfer all or any part of his/its Interest, without Manager’s prior written consent, which may be withheld, delayed, or conditioned in Manager’s sole discretion. Any attempted Transfer in violation of this Article VII hereof shall be null and void ab initio and shall not bind Company, in addition to constituting a material breach of this Agreement.

7.2 Permitted Transfers. Subject to Section 7.3, the restrictions upon Transfer specified in Section 7.1 shall not apply to the following Transfers:

(a) A Member may Transfer all or a part of the Member’s Interest, to (i) another Member; (ii) the spouse or any lineal descendant, over the age of 21, of a Member; (iii) a trust for the exclusive benefit of a Member, a Member’s spouse, or any lineal descendant of a Member; or (iv) a corporation, partnership, or limited liability company wholly owned by any of the foregoing or any such corporation, partnership, or limited liability company; and any Interest or part thereof so transferred may be transferred to the Member or any transferee permitted under this Section 7.2(a).

(b) A Member, other than an individual, may Transfer all or a part of the Member’s Interest to (i) a wholly owned subsidiary; (ii) a Person, other than an individual (“Parent”), of which the Member is a wholly owned subsidiary; or (iii) another Person that is a wholly owned subsidiary of the Member’s Parent; provided that, before any such transferee ceases to be a wholly owned subsidiary of the Member or Member’s Parent, such Interest (or Transferred part thereof) shall be Transferred to a transferee permitted under this Section 7.2(b).

7.3 Further Restrictions on Transfers.

(a) Notwithstanding anything herein to the contrary, no Interest may be Transferred (i) without compliance with the Securities Act and any other applicable securities or “blue sky” laws; (ii) if, in the determination of Manager, the Transfer could result in Company’s (A) not being classified as a partnership for federal income tax purposes or (B) being subject to the Investment Company Act of 1940; (iii) if, in the determination of Manager, the Transfer would result in Company’s termination under Section 708 of the Code, and such termination would have a material adverse effect on Company or the Members; or (iv) if the transferee is a minor or incompetent.

(b) Notwithstanding anything herein to the contrary, no Transfer shall be effective, unless (i) the transferee shall sign an instrument containing such representations and warranties as Manager deems appropriate, pursuant to which the transferee, if an Assignee, shall agree to be bound by this Agreement, or to become a party to this Agreement, if such transferee is to become a Member, and (ii) Company’s expenses incurred with respect to such Transfer shall have been reimbursed in full.

7.4 Status of Transferee or Transferor as Member or Assignee.

(a) After a Transfer of an Interest or part thereof (i) pursuant to Section 7.2(b), (ii) to an existing Member pursuant to Section 7.2(a), (iii) to a personal representative as meant in Section 18-705 of the Act, or (iv) to a Person referred to in Section 7.2(a) in connection with a Member’s death, the transferee shall be admitted as a Member, and any reference herein to the transferring Member shall thereafter refer to the transferee, to the extent of the Interest Transferred. Any other transferee may be admitted as a Member in the Manager’s sole discretion.

(b) An Assignee shall have only the rights of an assignee under Sections 18702(b)(2) of the Act. An Assignee shall have the obligations with respect to the Assignee’s Interest under this Article VII that the Assignee would have, if it were a Member.

(c) A Member shall cease to be such, upon Transfer of all of its Interest.

7.5 Other Activities of Members, Managers, Officers. Nothing in this Agreement shall prevent a Covered Person from engaging or participating in any other activity, enterprise, or project, regardless whether related to Company’s business or competitive with Company. No Covered Person is entitled to participate or otherwise have any interest in any other activity, enterprise, or project, of another Covered Person, unless otherwise agreed between them, or shall incur any liability to Company or any other Covered Person as a result of engaging in any other activity, enterprise, or project. No Covered Person shall be obligated to offer any prospective activity, enterprise, project or opportunity to Company, even if related to Company’s business or competitive with Company.

7.6 Enforcement. The provisions of this Article VII are an essential element in the ownership of an Interest (or part thereof). Company or any Member shall be entitled to require specific performance of any such provision, including those requiring or prohibiting a Transfer of all or a part of an Interest.

ARTICLE VIII

ACCOUNTING, RECORDS, AND REPORTING

8.1 Books and Records.

(a) Company’s books and records shall be kept, and its financial statements prepared, in accordance with the Accounting Method. Company’s books and records shall reflect all Company transactions and shall be appropriate and adequate for Company’s business.

(b) Company shall maintain all of the following at its principal office, with copies available at all times during normal business hours for inspection and copying upon reasonable notice by any Member or its authorized representatives for any purpose reasonably related to the Interest of that Member:

(i) true and full information regarding the status of the business and financial condition of Company;

(ii) promptly after becoming available, a copy of Company’s federal, state, and local income tax returns, if any, for each Fiscal Year;

(iii) a current list of the full name and last known business, residence, or mailing address of each Member and Manager;

(iv) a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement or the Certificate of Formation or any amendments thereto have been executed; and

(v) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed or agreed to be contributed by each Member, and the date on which each became a Member.

(c) Notwithstanding Section 8.1(b), Company may keep confidential from a Member any information that (i) Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which Manager in good faith believes is not in the best interest of Company or could damage Company or its business, or (ii) Company is required by law or agreement with a third party to keep confidential.

8.2 Reports. Company shall cause to be prepared and duly and timely filed, at Company’s expense, all tax returns required to be filed by Company. Within 90 days after the end of each Fiscal Year, Company shall send to each Member such information relating to Company as required by law, together with such additional information as Manager determines is necessary for the Member to complete its federal, state, and local income tax returns that include such Fiscal Year.

8.3 Accounts; Invested Funds. All Company funds shall be deposited in such account or accounts of Company as Manager determines and, in any case, shall not be commingled with the funds of any other Person. All withdrawals therefrom shall be made upon checks signed by such Persons and in such manner as Manager determines. Temporary surplus funds of Company may be invested in commercial paper, time deposits, short-term government obligations, or other investments, as Manager determines.

8.4 Tax Elections. No Member or Manager shall elect to treat Company as an association taxable as a corporation without Majority Consent. Except as otherwise expressly provided herein, Company shall make such tax elections as Manager may determine, in its sole discretion.

8.5 Tax Matters Partner.

(a) As long as it qualifies as tax matters partner under the Code, Manager shall be the Tax Matters Partner. If there is no Tax Matters Partner, the Person meeting the requirements for a tax matters partner under Code Section 6231(a)(7) and designated by Majority Consent shall be the Tax Matters Partner.

(b) The Tax Matters Partner shall have all of the powers and authority of a tax matters partner under the Code. The Tax Matters Partner shall represent Company at Company’s expense in connection with all administrative or judicial proceedings by the Internal Revenue Service or any taxing authority involving any tax return of Company and may expend Company’s funds for professional services and costs associated therewith.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1 Dissolution. Company shall be dissolved, and its affairs wound up, only upon the first to occur of the following:

(a) subject to Section 5.3, a determination by Majority Consent to

(i) dissolve Company or

(ii) sell all or substantially all of Company’s assets; or

(b) entry of a judicial decree of dissolution of Company pursuant to the Act.

9.2 Agreement to Remain in Effect. Dissolution of Company shall be effective on the day on which the event occurs giving rise to the dissolution, but Company shall not terminate until its assets have been liquidated and distributed as provided herein. Notwithstanding a dissolution, prior to termination, the business and the rights and obligations of the Members, as such, shall continue to be governed by this Agreement.

9.3 Winding Up. Upon the occurrence of any event specified in Section 9.1, Manager or, in absence of a Manager, a person designated by Majority Consent, shall, in the name of, and for and on behalf of Company, prosecute and defend suits, whether civil, criminal, or administrative, gradually settle and close Company’s business, dispose of and convey its property, discharge or make reasonable provision for Company’s liabilities, and distribute to the Members any remaining assets, which shall be distributed as follows:

(a) first, in accordance with Sections 18-804(a)(1) and (b) of the Act;

(b) second, in satisfaction of liabilities for distributions under Section 18-601 of the Act; and

(c) third, to the Members, in accordance with Section 6.6.

9.4 No Liability. Notwithstanding anything herein to the contrary, upon a liquidation within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all Fiscal Years, including the Year in which such liquidation occurs), neither that Member nor Manager shall have any obligation to make any contribution to Company’s capital, and the deficit balance of that Member’s Capital Account shall not be considered a debt owed by that Member or Manager to Company or to any other Person for any purpose whatsoever.

9.5 Limitations on Payments Made in Dissolution. Each Member shall be entitled to look only to Company’s assets for the return of that Member’s positive Capital Account balance, and no Member, Manager, or Officer shall have any personal liability therefor.

9.6 Certificate of Cancellation. Upon completion of the winding up of Company’s affairs, Company shall file a certificate of cancellation with the Delaware Secretary of State. Company shall also file such withdrawals of qualification to do business and take such other actions in such jurisdictions as Manager determines necessary or appropriate to terminate Company’s legal existence.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

10.1 Limitation of Liability.

(a) Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations, and liabilities of Company. No Member, Manager, or Officer (each, a “Covered Person”) shall be obligated personally for any such debt, obligation, or liability, solely by reason of being such.

(b) No Covered Person shall have any personal liability to Company or any Member on account of such Covered Person’s acts or omissions in connection with the conduct of Company’s business or the business of another Person of which the Covered Person is serving, at Company’s request, as a member, manager, partner, director, officer, employee, or other agent, except for acts or omissions of willful misconduct, knowing violations of law or from which the Covered Person derives an improper personal benefit.

10.2 Indemnification. Company shall indemnify and hold harmless any Person made, or threatened to be made, a party to an action or proceeding, whether civil, criminal or investigative (a “proceeding”), including an action by or in the right of Company, by reason of the fact that such Person was or is a Member (including in the capacity of the Tax Matters Partner), Manager, or Officer or was or is serving, at Company’s request, as a member, manager, partner, director, officer, employee, or other agent of another Person, from and against all judgments, fines, amounts paid in settlement and reasonable expenses (including of investigation and accounting and attorneys’ fees) incurred as a result of such proceeding, any appeal therein, or in enforcing this provision, if such Person acted in good faith, in a manner such Person reasonably believed to be in or not opposed to Company’s best interest, and, in addition, in a criminal proceeding, had no reasonable cause to believe that his/its conduct to be unlawful. The termination of any such civil or criminal proceeding by judgment, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such Person is not entitled to indemnification hereunder.

10.3 Expenses. Company shall advance the expenses incurred by the indemnified Covered Person in defending any such proceeding in advance of its final disposition, provided such Covered Person agrees to repay any amount for which it is ultimately determined such Person is not entitled to be indemnified under this Article X.

10.4 Indemnification of Employees and Agents. In addition to the indemnification and advance of expenses provided in Sections 10.3 and 10.4, Company may, to the extent authorized from time to time by Manager, grant rights to indemnification and to advance of expenses to any employee, independent contractor, or agent of Company or to their officers, directors, shareholders, partners, members, managers, employees, independent contractors, or agents, up to the extent such indemnification or advance of expenses may be provided to a Member, Manager, or Officer pursuant to Sections 10.3 and 10.4.

10.5 Contract Right; Nonexclusive. The right to indemnification conferred in this Article X shall be a contract right. The right to indemnification and advance of expenses conferred in this Article X shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, or insurance policy.

10.6 Insurance. Company may purchase and maintain insurance on behalf of a Covered Person (and for each Person who was a Manager, Member, or Officer for a reasonable period after ceasing to be such) against any liability that may be asserted against that Person and incurred by that Person in any such capacity or arising out of that Person’s connection with Company. In addition, Company may purchase and maintain insurance on behalf of any other Person who is or was an employee, independent contractor, or agent of Company, or their officers, directors, shareholders, partners, members, managers, employees, independent contractors, or agents, regardless whether Company would be required to indemnify that Person against liability under the provisions of this Article X or applicable law.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. No provision of this Agreement may be explained or qualified by any prior or contemporaneous understanding, negotiation, discussion, conduct, or course of conduct, and, except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof. No party has relied on any representation, warranty, or agreement of any Person in entering this Agreement, except those expressly stated herein.

11.2 Counterparts. This Agreement may be executed in counterparts, including by facsimile or electronic signature, each of which shall constitute an original, but all of which shall constitute one agreement.

11.3 Further Assurances; Power of Attorney. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement. In addition, each party hereby grants to Manager power of attorney (which power of attorney is coupled with an interest) to execute, deliver, file or record, on behalf of and in the name of such party any agreement or other document that Manager deems appropriate to effectuate the terms of this Agreement, including any amendment hereof or Transfer of any Interest.

11.4 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as set forth on Schedule A (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions (telephone numbers are for convenience only).

11.5 Amendments; Waivers; Remedies.

(a) This Agreement cannot be terminated orally or by course of conduct, and this Agreement cannot be amended, except pursuant to Section 11.5(b) or as otherwise expressly set forth herein. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) This Agreement can be amended only by written consent of Members owning a majority of the Percentages; provided that, without a Member’s written consent, no amendment made pursuant to this sentence shall make such Member personally liable for any obligation of Company or change such Member’s allocations or entitlement to distributions under Article VI; and further provided that this Section 11.5 can be amended only by written consent of all Members. Notwithstanding the foregoing, Manager may amend this Agreement without the consent of Members (i) to reflect valid changes in the Members or their Interests, (ii) to reflect permitted changes in accordance with the terms of this Agreement, or (iii) to clarify any ambiguity herein or to appropriately adjust any mechanics or procedures set forth herein, so long as the rights of the Members, in the Manager’s judgment, are not materially and adversely prejudiced.

(c) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

11.6 Construction of Certain Terms and References; Captions.

(a) In this Agreement:

(i) References to particular sections and subsections, schedules, or exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement;

(ii) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” “written consent” includes a consent transmitted by “electronic transmission,” as defined in Sections 18-302(d) and 18-404(d) of the Act;

(iv) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time; and

(v) Any reference in this Agreement to a “day” (without explicit qualification as a Business Day) shall be interpreted as referring to a calendar day; if any action is required to be taken or notice is required to be given within a specified number of days following a date or event, the day of such date or event is not counted in determining the last day for such action or notice; if any action is required to be taken or notice is required to be given on or by a particular day, and such day is not a Business Day, then such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(b) Captions are not a part of this Agreement, but are included for convenience, only.

11.7 Arms’-length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted it.

11.8 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, except as expressly permitted by Article VII. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.9 Transaction Expenses. Except as otherwise expressly provided herein, each party shall pay the fees and expenses of its attorneys, accountants, or financial or other advisors or otherwise incurred by such party in connection with the negotiation, preparation, execution, and delivery of this Agreement.

11.10 Offset Privilege. Company may offset against any monetary obligation owing from Company to any Member or Manager any monetary obligation then owing from that Member or Manager to Company.

11.11 Choice of Law and Forum; Service of Process; Waiver of Jury Trial.

(a) This Agreement, any disputed matter arising hereunder, including the construction, interpretation, or validity of any provision hereof or performance thereof, or any other matter relating hereto or arising in connection herewith (whether in tort, contract, equity, or otherwise) (any such matter, a “Disputed Matter”) is and shall be governed by and enforced in accordance with the laws of the State of Delaware, excluding its choice of law rules.

(b) Subject to Section 11.11(c) and Section 11.13, no party shall bring or maintain any action or proceeding with respect to any Disputed Matter (“Dispute Proceeding”), except in the state and federal courts sitting in Los Angeles, California. Each party irrevocably submits and consents to the jurisdiction of such court[s], and no party shall object to the laying of venue in any such court or claim that any such court is an inconvenient forum.

(c) Nothing herein shall affect the right of any party to enforce any judgment in any jurisdiction or the rule that any matter of internal governance of a corporation or other entity is determined under the laws of the state pursuant to which the corporation or other entity is incorporated or formed.

(d) Each party irrevocably consents to service of process, by any means authorized in Section 11.4, in respect of any Dispute Proceeding.

(e) Each party waives jury trial in respect of any Dispute Proceeding.

11.12 Litigation Costs. Subject to the provisions of Section 11.13 requiring that disputes be submitted to arbitration, in the event that any dispute between the Company and/or the Members and/or the Manager should result in litigation, the prevailing party in that dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

11.13 Arbitration.

(a) Except as otherwise expressly provided herein, in the event of any dispute, claim or controversy (collectively “dispute”) among the parties arising out of or relating to this Agreement or the Certificate of Formation, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement or the Certificate of Formation, that cannot be resolved by the parties, such dispute shall be resolved by and through an arbitration proceeding conducted under the auspices of the American Arbitration Association (or any like organization successor thereto)

(collectively, the “AAA”) in Los Angeles, California. The arbitrability of a dispute shall likewise be determined by arbitration.

(b) The arbitration proceeding shall be conducted under the commercial arbitration rules (formal and informal) of the AAA in as expedited a manner as is then permitted by such rules. Both the foregoing agreement of the parties to arbitrate any and all such disputes, and the results, determinations, findings, judgments or awards rendered through any such arbitration shall be final and binding on the parties and may be specifically enforced by legal proceedings in any court of competent jurisdiction.

(c) The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including each party’s attorneys’ fees and costs), shall be borne by the unsuccessful party or, at the discretion of the arbitrator, may be prorated between the parties in such proportion as the arbitrator determines to be equitable and shall be awarded as part of the arbitrator’s award.

11.14 Waiver of Partition. Each Member hereby waives and renounces any right that such Member may have to institute or maintain an action for partition with respect to any Company property.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Members have executed this Agreement, effective as of the date first written above.

MEMBER:
K-W PROPERTIES, a California corporation

By:	/s/ John C. Prabhu

Name:	John Prabhu

Title:	Vice President

MEMBER:

/s/ MARTIN A. KOVACEVICH
MARTIN A. KOVACEVICH, as Trustee of the Kovacevich Separate Trust

SCHEDULE A

NAMES, ADDRESSES, CONTRIBUTIONS,

AND PERCENTAGES OF THE MEMBERS

AS OF SEPTEMBER 30, 2010

Name, Address and Telecopy Number	Contribution*		Percentage
		$2,834,374.00	90%
K-W Properties 9701 Wilshire Blvd., Suite 700 Beverly Hills, CA 90212 Facsimile: (310) 887-6409

Martin A. Kovacevich, as Trustee of the Kovacevich Separate Trust 3033 Dumas Street San Diego, CA 92106 Facsimile: (619) 224-1388 E-Mail: transpac_mk@hotmail.com	$	Initial Capital Account of 300,006.00	10%

Total			100%

Name and Address of the Manager

K-W Properties

9701 Wilshire Blvd Suite 700

Beverly Hills, CA 90212

*	The initial Capital Account of each Member is equal to the amount of such Member’s Contribution as stated above.

Schedule A